Exhibit T

Republic of Panama

Ministerio de Economía y Finanzas

Dirección de Financiamiento Público

Via España y Calle 52

Edificio Ogawa, Piso 4

Panama, Republic of Panama

FOR IMMEDIATE RELEASE

June 23, 2021

PANAMA, REPUBLIC OF PANAMA —

New Local Treasury Bonds (Bonos del Tesoro) Offering

The Republic of Panama (“Panama”), rated Baa2/BBB/BBB-, announced today the commencement of the previously announced offering of new Treasury Bonds (Bonos del Tesoro) to be denominated in U.S. Dollars due 2031 (the “New Treasury Bonds” and such offering of New Treasury Bonds, the “New Treasury Bonds Offering”). HSBC Securities (USA) Inc., Santander Investment Securities Inc. and Scotia Capital (USA) Inc. (the “International Initial Purchasers”) and Valores Banistmo S.A. will serve as initial purchasers for the New Treasury Bonds Offering.

The International Initial Purchasers also announced today the commencement of an offering of the New Treasury Bonds pursuant to a GDN Supplement (as defined below) in the form of global depositary notes (the “GDNs”) to be issued by Citibank, N.A., in its capacity as GDN depositary (the “Depositary”).

The GDNs will represent New Treasury Bonds denominated in United States Dollars and will be issued in increments representing at least U.S.$1,000 in aggregate principal amount of New Treasury Bonds and integral multiples thereof. Each GDN will represent U.S.$1.00 in principal amount of New Treasury Bonds deposited with Citibank, N.A. – Panama Branch, as custodian for the Depositary.

The New Treasury Bonds Offering and GDNs offering are being made only to investors who are either (i) qualified institutional buyers within the meaning of Rule 144A under the Securities Act, or (ii) outside the United States in accordance with Regulation S under the Securities Act. The New Treasury Bonds Offering will be made solely by means of a separate offering memorandum related to that offering. The GDNs offering will be made solely by means of the New Treasury Bonds offering memorandum and the GDN Supplement (together, the “GDN Supplement”). Copies of either offering memorandum may be obtained by contacting: HSBC Securities (USA) Inc., by calling +1 (888) HSBC-4LM (U.S. toll free); Santander Investment Securities Inc., by calling +1 (855) 404-3636 (U.S. toll free); Scotia Capital (USA) Inc., by calling +1 (833) 498-1660 (U.S. toll free); or, solely for investors within Panama, Valores Banistmo S.A., by calling + (507) 321 7458. Copies of the GDN Supplement may be obtained by contacting the International Initial Purchasers as detailed above.

Application will be made to list the New Treasury Bonds on the Panama Stock Exchange. The New Treasury Bonds will not be listed on any stock exchange outside Panama. Application will be made to the Irish Stock Exchange plc trading as Euronext Dublin (“Euronext Dublin”) for the GDNs to be admitted to the Official List for trading on the Global Exchange Market, Euronext Dublin’s exchange regulated market.

Tender Offer

Panama also announced today that it has commenced the previously announced offer to purchase for cash (the “Tender Offer”) its outstanding 4.000% Global Bonds due 2024 (CUSIP No. 698299 BD5, ISIN US698299BD54, Common Code 111287791) (the “Old Bonds”) in an aggregate principal amount that will not result in an aggregate Purchase Price that exceeds an amount determined by Panama in its sole discretion (the “Maximum Purchase Amount”). As of June 23, 2021, there were U.S. $1.25 billion Old Bonds outstanding. The purchase price to be paid per U.S. $1,000 principal amount of Old Bonds that are tendered and accepted pursuant to the Tender Offer will be U.S. $1,097.00. Holders of the Old Bonds participating in the Tender Offer will also receive any accrued and unpaid interest on their Old Bonds up to (but excluding) the Tender Offer Settlement Date (as defined below). The Tender Offer is made subject to the terms and conditions contained in the Offer to Purchase, dated June 23, 2021 (the “Offer to Purchase”). The Tender Offer is conditioned upon the pricing, but not settlement, of the issue of New Treasury Bonds by Panama in an amount and on terms and subject to conditions acceptable to Panama, which pricing is expected to occur today. All capitalized terms used but not defined under the heading “Tender Offer” in this communication have the meanings specified in the Offer to Purchase.

The tender period (the “Tender Period”) will commence at the open of market today, New York City time, on Wednesday, June 23, 2021, and, unless extended or earlier terminated by Panama in its sole discretion, the Tender Period will expire at 12:00 p.m., New York City time, today for Non-Preferred Tenders and at 2:00 p.m., New York City time, today for Preferred Tenders.

Panama expects to announce the Maximum Purchase Amount, the aggregate principal amount of Preferred Tenders and Non-Preferred Tenders that have been accepted and whether any proration has occurred on Thursday, June 24, 2021, or as soon as possible thereafter. The settlement of the Tender Offer is scheduled to occur on Friday, June 25, 2021 (the “Tender Offer Settlement Date”), and is subject to change without notice.

During the Tender Period, a holder of Old Bonds may place orders to tender Old Bonds (“Tender Orders”) only through HSBC Securities (USA) Inc., Santander Investment Securities Inc. or Scotia Capital (USA) Inc. (the “Dealer Managers”). If a holder does not have an account with a Dealer Manager and desires to tender its Old Bonds, it may do so through a broker, dealer, commercial bank, trust company, other financial institution or other custodian that has an account with a Dealer Manager. Holders will NOT be able to submit tenders through Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme, Luxembourg or the Depository Trust Company (“DTC”) systems. Holders in Panama will NOT be able to submit tenders through Central Latinoamericana de Valores S.A.

Scotia Capital (USA) Inc., as the billing and delivering bank for the Tender Offer (in such capacity, the “Billing and Delivering Bank”), will consolidate all Tender Orders, and accept Old Bonds for purchase pursuant to the terms and subject to conditions in the Offer to Purchase on behalf of Panama, subject to proration as described in the Offer to Purchase, on Thursday, June 24, 2021, or as soon as possible thereafter. Failure to deliver Old Bonds on time may result, in Panama’s sole discretion, in any of the following: (i) the cancellation of your tender and your becoming liable for any damages resulting from that failure, and/or (ii) the delivery of a buy-in notice for the purchase of such Old Bonds, executed in accordance with customary brokerage practices for corporate fixed income securities, and/or (iii) in the case of Preferred Tender Orders, the cancellation of your tender and your remaining obligated to purchase your allocation of New Treasury Bonds in respect of your related Indication of Interest (as defined below).

To the extent proration occurs, the Billing and Delivering Bank will accept Old Bonds with appropriate adjustments to avoid purchase of Old Bonds in principal amounts other than Permitted Tender Amounts. Each holder submitting an Indication of Interest and tendering Old Bonds shall be deemed to represent to Panama, the Dealer Managers and the Billing and Delivering Bank that such holder held, from the time of its submission of its Tender Order through the Expiration Time, at least the amount of Old Bonds as are being tendered. “Indication of Interest” means the submission to the initial purchasers of the New Treasury Bonds Offering, during the Tender Period, of a firm bid for an amount certain of New Treasury Bonds (specifically, the principal amount of New Treasury Bonds is equal to the aggregate purchase price of Old Bonds tendered divided by the price of the New Treasury Bonds) at an indicated spread over the applicable Treasury bond yield.

All Old Bonds that are tendered pursuant to Tender Orders placed through a Dealer Manager and are accepted by Panama will be purchased by the Billing and Delivering Bank on behalf of Panama directly or, if the tendering holder does not have an account with the Billing and Delivering Bank, through the Dealer Manager with which such holder placed a Tender Order. There is no letter of transmittal for the Tender Offer. Old Bonds held through DTC must be delivered for settlement no later than 3:00 p.m., New York City time, on the Tender Offer Settlement Date. If a holder holds Old Bonds through Euroclear or Clearstream, the latest process it can use to deliver its Old Bonds is the overnight process, one day prior to the Tender Offer Settlement Date; holders may not use the optional daylight process. Holders will not have withdrawal rights with respect to any tenders of Old Bonds in the Tender Offer after the expiration of the Tender Period. Old Bonds accepted for purchase will be settled on a delivery versus payment basis in accordance with customary brokerage practices for corporate fixed income securities (i.e., a “desk to desk” or “broker to broker” trade).

Panama may, but is not required to, issue and sell New Treasury Bonds to holders who validly tender their Old Bonds pursuant to the Tender Offer and place firm orders for New Treasury Bonds during the Tender Period (as well as investors that are not participating in the Tender Offer). If Panama determines to issue and sell New Treasury Bonds to such holders, the scheduled settlement date for the New Treasury Bonds is expected to occur on Wednesday, June 30, 2021.

The Tender Offer is subject to Panama’s right, at its sole discretion and subject to applicable law, to extend, terminate, withdraw, or amend the Tender Offer at any time. Each of Panama and the Dealer Managers reserves the right, in the sole discretion of each of them, not to accept Tender Orders for any reason.

The Offer to Purchase may be downloaded from the Information Agent’s website at www.dfking.com/panama or from any of the Dealer Managers.

The Dealer Managers for the Tender Offer are:

HSBC Securities (USA) Inc. Attn: Global Liability Management Group 452 Fifth Avenue New York, New York 10018 Collect: +1(212) 525-5552 Toll-Free: +1 (888) HSBC-4LM	Santander Investment Securities Inc. Attn: Liability Management Group 45 East 53rd Street New York, New York 10022 Collect: +1 (212) 940-1442 Toll-Free: +1 (855) 404-3636	Scotia Capital (USA) Inc. Attn: Liability Management Group 250 Vesey Street New York, New York 10281 Toll-Free: +1 (833) 498-1660

The Billing and Delivering Bank for this Tender Offer is: Scotia Capital (USA) Inc.

Questions regarding the Tender Offer may be directed to the Dealer Managers at the above contact.

*             *             *

The New Treasury Bonds Offering and the GDNs offering will be made only to investors who are either (i) qualified institutional buyers (“QIBs”) within the meaning of Rule 144A under the Securities Act, or (ii) outside the United States in accordance with Regulation S under the Securities Act (each investor meeting such criteria, a “Qualified Investor”). The New Treasury Bonds will be made solely by means of a separate offering memorandum related to that offering, which is available only to Qualified Investors. The GDNs offering will be made solely by means of the New Treasury Bonds offering memorandum and the GDN Supplement. The initial purchasers for the New Treasury Bonds Offering, the Dealer Managers or the Information Agent, as the case may be, will arrange to send you the offering memorandum related to the New Treasury Bonds Offering if you request it by calling any one of them at the numbers set forth above.

Important Notice: The distribution of materials relating to the New Treasury Bonds Offering, the GDNs offering and the Tender Offer and the transactions contemplated by the New Treasury Bonds Offering, GDNs offering and the Tender Offer may be restricted by law in certain jurisdictions. Each of the New Treasury Bonds Offering, GDNs offering and the Tender Offer is void in all jurisdictions where it is prohibited. If materials relating to the New Treasury Bonds Offering. GDNs offering or the Tender Offer come into a holder’s possession, such holder is required by Panama to inform himself or herself of and to observe all of these restrictions. The materials relating to the New Treasury Bonds Offering, GDNs offering or the Tender Offer, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the New Treasury Bonds Offering, GDNs offering or the Tender Offer be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the New Treasury Bonds Offering, GDNs offering or the Tender Offer, as the case may be, shall be deemed to be made by the Dealer Manager or such affiliate on behalf of Panama in that jurisdiction. Owners who may lawfully participate in the Tender Offer in accordance with the terms thereof are referred to as “holders.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

References below to the New Treasury Bonds Offering shall include the GDNs offering and references to the New Treasury Bonds shall include the GDNs.

Belgium

In Belgium, the New Treasury Bonds Offering and the Tender Offer are not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2(e) Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE / Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG), as amended or replaced from time to time (Belgian Qualified Investor), that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Wetboek van economisch recht/Code de droit économique), as amended or replaced from time to time (Consumers). A Consumer within the meaning of Article I.1, 2° of the Belgian Code of Economic Law is any natural person who is acting for purposes which are outside their trade, business, craft or profession.

As a result, the New Treasury Bonds Offering and the Tender Offer do not constitute a public takeover bid pursuant to Articles 3, §1, 1° and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids (Wet op de openbare overnamebiedingen/Loi relative aux offres publiques d’acquisition), as amended or replaced from time to time.

Consequently, the New Treasury Bonds Offering and the Tender Offer and any material relating thereto have not been and will not be, notified or submitted to, nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering or tendering of securities.

The New Treasury Bonds Offering and the Tender Offer as well as any materials relating thereto may not be advertised, nor distributed, directly or indirectly, to any person in Belgium other than Belgian Qualified Investors acting for their own account who are not Consumers, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Canada

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of the New Treasury Bonds or the Tender Offer in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of the New Treasury Bonds will be made only by means of the offering memorandum and in Canada, under applicable exemptions from any prospectus or registration requirements.

The New Treasury Bonds may be sold and the Tender Offer is made in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the New Treasury Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

European Economic Area

In relation to each Member State of the EEA, no offer of the New Treasury Bonds to the public may be made in that Member State other than under the following exemptions under the Prospectus Regulation: (a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the initial purchasers for any such offer; or (c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the New Treasury Bonds shall result in a requirement for Panama or any of the initial purchasers to publish a prospectus pursuant to Article 3 of the Prospectus Regulation and each person who initially acquires any of the New Treasury Bonds or to whom any offer is made will be deemed to have represented, warranted and agreed to and with Panama and the initial purchasers that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of the New Treasury Bonds to the public” in relation to any of the New Treasury Bonds in any Member State means the communication in any form and by any means of sufficient information on the terms of the Offer to Purchase or the New Treasury Bonds Offering and the New Treasury Bonds to be offered so as to enable an investor to decide to purchase or subscribe for any of the New Treasury Bonds and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

United Kingdom

Neither this communication, the Offer to Purchase nor any other offer material relating to the Tender Offer or the New Treasury Bonds Offering has been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). This communication, the Offer to Purchase and the offering memorandum are only being distributed to and are only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, (as amended, the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such other persons together being referred to as “relevant persons”). Any investment or investment activity to which the Offer to Purchase or the New Treasury Bonds Offering relates will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the same will be engaged in only with, relevant persons. The New Treasury Bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Treasury Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the Offer to Purchase, the offering memorandum or any of their contents.

No offer of the New Treasury Bonds to the public may be made in the United Kingdom other than under the following exemptions under the UK Prospectus Regulation: (a) to any legal entity which is a qualified investor as defined in the UK Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the initial purchasers for any such offer; or (c) in any other circumstances falling within section 86 of the FSMA, provided that no such offer of the New Treasury Bonds shall result in a requirement for Panama or any of the initial purchasers to publish a prospectus pursuant to section 86 of the FSMA and each person who initially acquires any of the New Treasury Bonds or to whom any offer is made will be deemed to have represented, warranted and agreed to and with Panama and the initial purchasers that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer of the New Treasury Bonds to the public” in relation to any of the New Treasury Bonds means the communication in any form and by any means of sufficient information on the terms of the Offer to Purchase or New Treasury Bonds Offering and the New Treasury Bonds to be offered so as to enable an investor to decide to purchase or subscribe for any of the New Treasury Bonds and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Germany

The Tender Offer is made in the Federal Republic of Germany (“Germany”) to existing holders of the Old Bonds only.

The offering memorandum does not constitute a prospectus compliant with the Prospectus Regulation and does therefore not allow any public offering in Germany. No action has been or will be taken in Germany that would permit a public offering of the New Treasury Bonds, or distribution of an offering memorandum or any other offering material relating to the New Treasury Bonds. In particular, no prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Trading Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has any prospectus or the prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

The offering memorandum is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

With respect to persons in Hong Kong, the New Treasury Bonds Offering and the Tender Offer are only made to, and are only capable of acceptance by, “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder. No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Treasury Bonds, Old Bonds or the Tender Offer, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Old Bonds which are or are intended to be tendered, or New Treasury Bonds which are intended to be purchased, only by persons outside Hong Kong or only by “professional investors” as defined in the SFO and any rules made under thereunder.

Japan

The New Treasury Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any New Treasury Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

In Luxembourg, this announcement has been prepared on the basis that the offer of the New Treasury Bonds and the Tender Offer will be made pursuant to an exemption under Article 1 (4) of the Prospectus Regulation from the requirement to produce a prospectus for offers of securities.

Malaysia

Nothing in the offering memorandum constitutes the making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the New Treasury Bonds in Malaysia. No approval, authorization or recognition from, or registration with, the Securities Commission of Malaysia (“SC”) has been or will be obtained for the making available, offer for subscription or purchase of, or invitation to subscribe for or purchase, or sale, of the New Treasury Bonds or any other securities under the Capital Markets and Services Act 2007 to any persons in Malaysia. Neither the offering memorandum or any amendment or supplement, disclosure document or other offering document has been or will be approved by, or registered or lodged with, the SC, Registrar of Companies, or any other authority in connection with the offering or invitation in Malaysia. Accordingly, no offering or invitation in respect of the New Treasury Bonds or any other securities is or will be made in Malaysia pursuant to the offering memorandum or any amendment or supplement thereto. The offering memorandum or any amendment or supplement thereto or any other offering document in relation to the New Treasury Bonds may not be circulated or distributed in Malaysia, whether directly or indirectly, for the purpose of making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the New Treasury Bonds, and no person may offer for purchase any of the New Treasury Bonds directly or indirectly to anyone in Malaysia. The New Treasury Bonds will only be made available or offered or sold exclusively to persons outside Malaysia.

Panama

The Tender Offer, the offering memorandum, the Old Bonds and the New Treasury Bonds have not been and will not be registered with the Superintendency of Securities Markets of the Republic of Panama under Decree Law 1 of 1999, as amended, as they are exempt from registration. Therefore, the Old Bonds and the New Treasury Bonds may be publicly offered and sold in the Republic of Panama to any investor pursuant to registration exemptions applicable to government securities.

Singapore

The New Treasury Bonds Offering offering memorandum and the Offer to Purchase have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. The Offer to Purchase does not constitute an offering of securities in Singapore pursuant to the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). The New Treasury Bonds will not be offered or sold or cause that such New Treasury Bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such New Treasury Bonds or cause such New Treasury Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the offering memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such New Treasury Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Treasury Bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the New Treasury Bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

•	an institutional investor (as defined in Section 4A of the SFA);

•	a relevant person (as defined in Section 275(2) of the SFA); or

•

any person pursuant to an offer referred to in Section 275(1A) of the SFA, unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts)

Regulations 2018 of Singapore.

Where the New Treasury Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the New Treasury Bonds pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

South Korea

The New Treasury Bonds have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) for public offering in Korea under the Financial Investment Services and Capital Markets Act of Korea and its subordinate decrees and regulations. None of the New Treasury Bonds may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea (as defined under the Foreign Exchange Transaction Law of Korea) except pursuant to applicable laws and regulations of Korea. In addition, no tender offer for any bonds in exchange for the New Treasury Bonds may be made, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea.

Switzerland

The offering memorandum is not intended to constitute an offer or solicitation to purchase or invest in the New Treasury Bonds described therein in Switzerland, except as permitted by law. The New Treasury Bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither the offering memorandum nor any other offering or marketing material relating to the New Treasury Bonds constitutes a prospectus as such term is understood pursuant to the FinSA, and neither the offering memorandum nor any other offering or marketing material relating to the New Treasury Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates

The offering memorandum is being provided at written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The New Treasury Bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the New Treasury Bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market)

Contact information:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

E-mail: panama@dfking.com

Call Collect: +1 (212) 269-5550

Call Toll-Free: +1 (866) 829-1035

Website: www.dfking.com/panama

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.